Exhibit 99.3

Independent Auditors’ Report on Compliance

Capital One Auto Finance, Inc.

3901 Dallas Parkway

Plano, Texas 75093

And

JP Morgan Chase Bank

Structured Finance

4 New York Plaza

6th Street

New York, NY 10001

We have examined management’s assertion, included in the accompanying Report of Management on Compliance, that Capital One Auto Finance, Inc.(“COAF”), a wholly owned subsidiary of Capital One Financial Corporation, complied in all material respects with the requirements of Sections 2.4(a), 2.4(b), 2.4(c), 3.7, 3.8, 3.9(a), 3.11, 4.2, 4.3(a), 4.5, 4.6, and 9.2(e) of the Sale and Servicing Agreement dated as of June 2, 2005 regarding the Capital One Auto Finance Trust, 2005-B-SS Class A Notes (the “Agreement”), which was filed with the Securities and Exchange Commission on Form 8-K on June 7, 2005, for the year ending December 31, 2005. Management is responsible for COAF’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about COAF’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the U.S. Public Company Accounting Oversight Board and, accordingly, included examining, on a test basis, evidence about COAF’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on COAF’s compliance with specified requirements.

In our opinion, management’s assertion that COAF complied with the aforementioned Sections of the Agreement as of and for the year ended December 31, 2005 is fairly stated, in all material respects.

/s/ ERNST & YOUNG LLP

March 15, 2006